CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-248648 on Form S-6 of our report dated October 13, 2020, relating to the financial statements of FT 8928, comprising 60/40 Strategic Allocation Port. 4Q '20 – Term 1/18/22 (60/40 Strategic Allocation Portfolio, 4th Quarter 2020 Series) and 75/25 Strategic Allocation Port. 4Q '20 – Term 1/18/22 (75/25 Strategic Allocation Portfolio, 4th Quarter 2020 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 13, 2020